W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
+1 410.531.4000
www.grace.com

October 25, 2012

Official Committee of Asbestos Personal Injury Claimants
c/o Caplin & Drysdale, Chartered
600 Lexington Avenue, 21st Floor New York, NY 10022
Attention: Elihu Inselbuch

David T. Austem
Asbestos PI Future Claimants' Representative
c/o Orrick, Herrington & Sutcliffe, LLP
1152 15th Street, NW
Washington, DC 20005 Attention: Roger Frankel

Official Committee of Equity Security Holders
c/o Kramer Levin Naftalis & Frankel, LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Phillip Bentley

RE:    Implementation of the Warrant Agreement Gentlemen:
Reference is made to that certain Warrant Agreement (the "Warrant Agreement") by and between W. R. Grace & Co., a Delaware corporation ("Company"), the WRG Asbestos PI Trust, a Delaware statutory trust established pursuant to §524(g) of Title 11 of the United States Code (the "Trust"), and the warrant agent identified therein (the "Warrant Agent"), as contemplated under the Plan of Reorganization (as defined below), pursuant to which on the Effective Date the Company will issue to the Trust (the date of such issuance, the "Issue Date"), upon the terms and subject to the conditions set forth in the Warrant Agreement, warrants (as defined in the Warrant Agreement, the "Warrants") to purchase ten million shares of the Company's common stock, par value $0.01 (as defined in the Warrant Agreement, "Common Stock") at the exercise price of $17.00 per share (as may be adjusted from time to time pursuant to Article V of the Warrant Agreement, the "Exercise Price"). For purposes hereof, "Plan of Reorganization" means that certain First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of

W. R. Grace & Co., et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants' Representative, and the Official Committee of Equity Security Holders As Modified Through December 23, 2010, filed by the Company and certain of its affiliates in their reorganization cases under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, and as confirmed by order of that court dated as of January 31, 2011, together with the exhibits and schedules thereto, each as amended , supplemented or otherwise modified from time to time in accordance with its terms. Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein and defined in the Plan of Reorganization or the Warrant Agreement, as the case may be, shall be used herein as therein defined.

This letter (this "Implementation Letter") sets forth our agreement for the implementation of the Plan of Reorganization in respect of the Warrants and the Warrant Agreement. The Company, the Trust and, for purposes of Sections 5 and 6 hereof, the Warrant Agent hereby agree, as follows:

1.The Company shall purchase from the Trust, and the Trust shall sell to the Company, the Warrants for the Purchase Price (as defined below) on the earlier of (a) the date on which the Trust delivers to the Company a written notice of its election to require the Company to purchase the Warrants on the terms and subject to the conditions set forth herein (the "Election Notice"), or (b) the Expiration Date of the Warrants; provided, however , if at any time prior to the Expiration Date an Acquisition Transaction (as defined below) is announced, offered, proposed or disclosed, in each case publicly, and assuming that the Trust has not delivered the Election Notice to the Company, the Trust shall have the option in its sole and absolute discretion to not sell the Warrants to the Company and to participate in the Acquisition Transaction, whether as a stockholder of the Company upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, or by transfer of the Warrants to the prospective acquirer (or its affiliate) in such Acquisition Transaction, by delivery of a written notice of its election to participate in the Acquisition Transaction (the "Participation Notice") . The foregoing right to participate in an Acquisition Transaction applies to any one or more subsequently occurring Acquisition Transactions that are announced, offered, proposed or disclosed, in each case publicly, on or prior to the Expiration Date; except that, if a Participation Notice is delivered by the Trust to the Company, this Implementation Letter (other than Sections 4 through and including 14) shall terminate without any further action of the Company, the Trust or any of the other parties hereto. In consideration of the foregoing, the Trust shall refrain from invoking its right to exercise the Warrants pursuant to Section 4.2(a) of the Warrant Agreement, other than in connection with an announced, offered, proposed or disclosed (in each case publicly) Acquisition Transaction as set forth herein.

2.	For purposes of this Implementation Letter,

(a)"Acquisition Transaction" shall mean with respect to the Company, any transaction or series of related transactions involving: (i) any acquisition by any Person or "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of greater than 50% of the outstanding capital stock of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning greater than 50% of the outstanding capital stock of the Company; (ii) any sale, lease, exchange, transfer, license or other disposition of 50% or more (based on the fair market value thereof) of the assets (including through the acquisition of affiliates in their reorganization cases under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, and as confirmed by order of that court dated as of January 31, 2011, together with the exhibits and schedules thereto, each as amended , supplemented or otherwise modified from time to time in accordance with its terms. Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein and defined in the Plan of Reorganization or the Warrant Agreement, as the case may be, shall be used herein as therein defined.

This letter (this "Implementation Letter") sets forth our agreement for the implementation of the Plan of Reorganization in respect of the Warrants and the Warrant Agreement. The Company, the Trust and, for purposes of Sections 5 and 6 hereof, the Warrant Agent hereby agree, as follows:

1.The Company shall purchase from the Trust, and the Trust shall sell to the Company, the Warrants for the Purchase Price (as defined below) on the earlier of (a) the date on which the Trust delivers to the Company a written notice of its election to require the Company to purchase the Warrants on the terms and subject to the conditions set forth herein (the "Election Notice"), or (b) the Expiration Date of the Warrants; provided, however , if at any time prior to the Expiration Date an Acquisition Transaction (as defined below) is announced, offered, proposed or disclosed, in each case publicly, and assuming that the Trust has not delivered the Election Notice to the Company, the Trust shall have the option in its sole and absolute discretion to not sell the Warrants to the Company and to participate in the Acquisition Transaction, whether as a stockholder of the Company upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, or by transfer of the Warrants to the prospective acquirer (or its affiliate) in such Acquisition Transaction, by delivery of a written notice of its election to participate in the Acquisition Transaction (the "Participation Notice") . The foregoing right to participate in an Acquisition Transaction applies to any one or more subsequently occurring Acquisition Transactions that are announced, offered, proposed or disclosed, in each case publicly, on or prior to the Expiration Date; except that, if a Participation Notice is delivered by the Trust to the Company, this Implementation Letter (other than Sections 4 through and including 14) shall terminate without any further action of the Company, the Trust or any of the other parties hereto. In consideration of the foregoing, the Trust shall refrain from invoking its right to exercise the Warrants pursuant to Section 4.2(a) of the Warrant Agreement, other than in connection with an announced, offered, proposed or disclosed (in each case publicly) Acquisition Transaction as set forth herein.

2.	For purposes of this Implementation Letter,

(b)"Acquisition Transaction" shall mean with respect to the Company, any transaction or series of related transactions involving: (i) any acquisition by any Person or "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of greater than 50% of the outstanding capital stock of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning greater than 50% of the outstanding capital stock of the Company; (ii) any sale, lease, exchange, transfer, license or other disposition of 50% or more (based on the fair market value thereof) of the assets (including through the acquisition of subsidiaries owning such assets) of the Company and all of its subsidiaries, taken as a whole; or

(iii) any merger, share exchange, consolidation, business combi nation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries that would result in the effect of (i) or (ii) above.

(c)"Purchase Price" shall mean cash equal to the published average daily closing price ("ADP") of the Common Stock on the New York Stock Exchange for a period beginning one (1) trading day after the Effective Date and concluding one (1) trading day before the first to occur of the date on which the Election Notice is delivered or the Expiration Date, less the then effective Exercise Price, the result of which is multiplied by the number of Warrant Shares then issuable pursuant to the Warrant Agreement; provided, however, that (i) if ADP is less than $54.50, the purchase price in cash for the Warrants will be $54.50 less the then effective Exercise Price, the result of which is multiplied by the number of Warrant Shares then issuable pursuant to the Warrant Agreement; and (ii) if ADP is more than $66.00, the purchase price in cash for the Warrants will be $66.00 less the then effective Exercise Price, the result of which is multiplied by the number of Warrant Shares then issuable pursuant to the Warrant Agreement. In the event of any adjustment of the Exercise Price pursuant to the Warrant Agreement, the foregoing $54.50 and $66.00 collar prices shall be correspondingly adjusted.

3.Payment of the Purchase Price for the Warrants shall be made by the Company to the Trust in immediately available funds to a bank account designated by the Trust in writing , which payment shall be delivered no later than five (5) Business Days following the first to occur of the Election Notice or the Expiration Date. Failure to pay the Purchase Price in accordance with the terms hereof shall constitute a material breach of this Implementation Letter, and upon any such breach, in addition to all other remedies available at law or in equity, the Trust shall have the right to exercise the Warrants in accordance with Section 4.2(a) of the Warrant Agreement, notwithstanding that the Expiration Date may have occurred.

4.To the extent the Warrants are transferred in connection with an Acquisition Transaction, notwithstanding anything to the contrary, the registration rights under that certain Registration Rights Agreement to be entered into as of the Effective Date by and between the Company and the Trust (the "Registration Rights Agreement") shall be assigned to, enure to the benefit of, and the Company's obligations thereunder shall be binding upon the Company and enforceable by, any such transferee of the Warrants in connection with an Acquisition Transaction. Notwithstanding anything herein or in the Warrant Agreement, until a Participation Notice is delivered to the Company, the Warrants shall not be sold, assigned, exchanged, or otherwise transferred to any third party.

5.The Warrant Agent shall carry-out the Company's purchase of the Warrants or the Trust's transfer of the Warrants in connection with an Acquisition Transaction on the terms and subject to the conditions set forth in this Implementation Letter.

6.Upon the Effective Date, the Trust and the Warrant Agent shall, automatically and without the need for further action, become parties to this Implementation Letter and shall be bound hereto, and thereupon each shall be entitled to enforce this Implementation Letter and have this

Implementation Letter enforced against it.

7.As evidenced by the signatures of their counsel below, the Asbestos Pl Committee, the Asbestos PI FCR and the Equity Committee agree to the provisions of this Implementation Letter, subject to approval of the Court.

8.The Company, the Asbestos PI Committee, the Asbestos PI FCR and the Equity Committee will use their reasonable best efforts promptly to obtain entry of an order by the Bankruptcy Court approving this Implementation Letter and providing that this Implementation Letter shall be binding upon the Debtors, and on the Effective Date, without further action or Court order, upon the Reorganized Debtors, the Trust and the Warrant Agent.

9.Except as expressly set forth in this Implementation Letter, the Warrant Agreement and the Registration Rights Agreement are not modified and as of the Effective Date shall be and remain in full force and effect. In the event of any conflict between this Implementation Letter on the one hand and the Warrant Agreement or the Registration Rights Agreement on the other hand, this Implementation Letter shall control.

10.All notices required or permitted under this Implementation Letter must be in writing and will be deemed to be delivered and received in accordance with Section 9.2 of the Warrant Agreement.

11.This Implementation Letter shall be deemed to be a contract made under the Laws of the State of New York and for all purposes shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

12.With respect to all claims, suits, actions, proceedings, and other disputes arising out of, in respect of or relating to this Implementation Letter (such claims, suits, actions, proceedings, and other disputes, the "Claims") each of the parties to this Implementation Letter hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware, or, if both such Courts are not permitted under applicable Law to exercise jurisdiction with respect to the matter in question then, at the sole election of the Trust, to the jurisdiction of any other federal or state court in the county of New York, New York (the "Courts"), and each of the parties to this Implementation Letter agrees that any and all Claims may be brought, heard and determined in such Courts.

Each of the parties to this Implementation Letter agrees that (i) venue shall be proper in such Courts and hereby waives any objection or defense which it may now or hereafter have to the laying of venue in such courts, including any of the foregoing based upon the doctrine of forum non conveniens; and (ii) all process which may be or be required to be served in respect of any such Claim (including, without limitation, any pleading, summons or other paper initiating any such suit, action, proceeding, claim or dispute) may be served upon it, which service shall be sufficient for all purposes, in the manner for the provision of notice under this Implementation Letter and shall be deemed in every respect effective service of process upon such party when so given.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS IMPLEMENTATION LETTER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIYER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS IMPLEMENTATION LETTER, AS APPLICABLE, BY, AMONG OTHER THINGS , THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PROVISION

13.Each of the parties hereto acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Implementation Letter, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of any specific provision of this Implementation Letter or to obtain injunctive relief to prevent breaches of any specific provision of this Implementation Letter exclusively in the Courts, (b) shall waive, in any action for specific performance or injunctive relief, the defense of the adequacy of a remedy at law, and (c) shall waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief. Any party's pursuit of specific performance or injunctive relief at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party .

14.The Company shall reimburse the Trust for all reasonable documented out-of- pocket costs and expenses arising out of, or incurred by the Trust in connection with, any successful action or proceeding brought against the Company by the Trust to enforce any provision in this Implementation Letter.

*    *    *

If the foregoing accurately sets forth the implementation agreement with respect to the Warrants and the Warrant Agreement, please counter-sign this Implementation Letter and return the original to the Company at the address on this letterhead. Intending to be legally bound, an authorized representative of the undersigned has executed and delivered this Implementation Letter to be effective as of the date hereof, subject to approval of the Court.

Sincerely,

W. R. GRACE & CO.

By:     /s/ Mark A. Shelnitz
Name: Mark A. Shelnitz
Its:    Vice President and General Counsel

AGREED AND ACCEPTED

OFFICIAL COMMITTEE OF ASBESTOS PERSONAL INJURY CLAIMANTS

By: /s/ Peter Van N. Lockwood
Name: Peter Van N. Lockwood
Its: Counsel to the Committee

DAVID T. AUSTERN,
ASBESTOS PI FUTURE CLAIMANTS' REPRESENTATIVE

By: /s/ Roger Frankel
Name: Roger Frankel
His: Counsel

OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

By: /s/ Philip Bentley
Name: Philip Bentley
Its: Counsel